EXHIBIT 10.42
DESCRIPTION OF THE 2008 LONG-TERM INCENTIVE PLAN
Purpose
On December 22, 2008, the Compensation Committee of the Board of Directors (the “Committee”) of DISH Network Corporation (“DISH”) approved a long-term, performance-based stock incentive plan (the “2008 LTIP”) within the terms of DISH’s 1999 Stock Incentive Plan. The purpose of the 2008 LTIP is to promote DISH’s interests and the interests of DISH’s stockholders by providing key employees with financial rewards through equity participation upon achievement of specified long-term business objectives.
Eligibility
The employees eligible to participate in the 2008 LTIP include DISH’s executive officers, vice presidents, director-level employees and certain other key employees designated by the Committee.
Types of Awards
Employees participating in the 2008 LTIP may elect to receive a one-time award of (i) an option to acquire a specified number of shares priced at $11.09 (the closing price of DISH’s Class A Common Stock on December 31, 2008); (ii) rights (“restricted performance units”) to acquire for no additional consideration a specified smaller number of shares of DISH’s Class A Common Stock; or (iii) a corresponding combination of a lesser number of option shares and restricted performance units.
Grant Date and Vesting
Options to purchase approximately 5.7 million shares and approximately 88,000 restricted performance units were granted under the 2008 LTIP as of December 31, 2008. The options and restricted performance units vest based upon achievement of certain performance criteria prior to December 31, 2015; provided, however, that none of the options or restricted performance units will vest if DISH fails to achieve such performance criteria.
Administration
The Committee retains the right to modify the terms of the 2008 LTIP.